NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 06, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 26, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Compulsory Acquisiton between MariaDB plc. and Meridian BidCo LLC, an Affiliate of K1 Investment Management, LLC, became effective before market open on August 26, 2024. Each Ordinary Share and Warrants of MariaDB plc was converted into $0.55 in cash (USD), the same terms as the Buy Out offer. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open. on August 26, 2024.